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                                                                   Exhibit 10.60


                     [LETTERHEAD OF LIFELINE APPEARS HERE]



                                 June 14, 1996



Mr. Ronald Feinstein, President
Lifeline Systems, Inc.
640 Memorial Drive
Cambridge, Massachusetts 02139-4851

     Re: Ronald Feinstein Employment Agreement dated August 27, 1992 as amended February 1994 ("Employment Agreement")

Dear Ron:

     This agreement is intended to amend your Employment Agreement in the following respects:

     1.  Section 2.3  Reimbursement for Expenses, Etc. is amended by deleting
                      --------------------------------
the last sentence thereof and the following substituted therefor:

          "At such time as Employee is no longer eligible for membership in Young Presidents Organization, Lifeline will pay Employee's dues to either the World Presidents Organization or Chief Executive Officers Organization and one business university tuition. Lifeline will also pay Employee's dues to the local chapter of Young President's Organization (49'ers).

     2.   Section 4.1  Nonqualified Stock Option is amended by substituting ten
                       -------------------------
(10) in lieu of five (5) in subsection (i) thereof.

     3.   Section 4.2  Special Nonqualified Stock Options is amended by (a)
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substituting "seven (7)" for "five (5)" in clause (a) of the last sentence; and
(b) adding at the end thereof the following sentence: "All such options shall in any event vest six (6) years from the Effective Date."

     4.   Section 4 Stock Options is amended by adding a new Section 4.4 as
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follows:

          "4.4  Stock Option Plans.  On and after the Effective Date of the
                ------------------
          amendment, the Employee shall be entitled to participate in options thereafter granted by the Stock Option Plans Committee in an amount comparable to those awarded to other senior executives."


     5.   Section 5.3 Change of Control is deleted, and the following is
                      -----------------
          substitutedtherefor: "In the event of a Change of Control as defined in Lifeline's 1994 Stock Option Plan, all options provided for under this Agreement shall become fully vested and exercisable in accordance with the applicable Plan."


                                     -14-

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Mr. Ronald Feinstein
June 14, 1996
Page 2


     5.   Section 12  Termination of Employment is amended by adding a new
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subsection (iv) as follows:

          "(iv) At the election of the Employee within two years following a Change of Control as defined in Lifeline's 1994 Stock Option Plan at such time as he shall no longer serve in the capacity and perform the duties of Chief Executive Officer of Lifeline, serving principally in the Boston, Massachusetts metropolitan area or at such time as he shall no longer serve as a director of Lifeline; provided that in the event of such election he shall be paid an amount equal to three times his salary and bonus for the preceding fiscal year, but in no event shall any amount be paid which would constitute an excess parachute payment as defined in Section 280G of the Internal Revenue Code, with the Employee having the right to determine which specific payment adjustment shall be made to eliminate any such excess payment."

     In all other respects the Employment Agreement, as amended, is ratified and confirmed in all respects.

                                    LIFELINE SYSTEMS, INC.



                                    By: /s/Joseph E. Kasputys
                                        ---------------------
                                         Chairman, Compensation Committee




                                     -15-


                     [LETTERFOOT OF LIFELINE APPEARS HERE]